Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS RECORD REVENUE OF $880 MILLION WITH NON-GAAP EPS OF $2.45 FOR THE YEAR ENDED JUNE 30, 2012

-                   FOURTH QUARTER REVENUE UP 15 PERCENT TO A RECORD $246 MILLION WITH NON-GAAP EPS OF $0.78

-                   WIDE-AREA PROGRESSIVE INSTALLED BASE GROWS 72 PERCENT AND SETS RECORD QUARTERLY REVENUE; CASH CONNECTION™ INSTALLED BASE INCREASES TO 625 UNITS

-                   COMPANY REPURCHASES $106 MILLION WORTH OF STOCK SINCE MARCH 31, 2012

-                   INITIATES FISCAL 2013 DILUTED EPS GUIDANCE OF $2.95 TO $3.30

LAS VEGAS, August 9, 2012 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management, interactive applications, and networked and server-based systems for the global gaming industry, announced today quarterly non-GAAP EPS of $0.78 on record revenue of $246 million for the three months ended June 30, 2012.  Non-GAAP EPS was $2.45 on record revenue of $880 million for the year ended June 30, 2012.  Diluted earnings per share from continuing operations (“Diluted EPS”) was $0.61 and $2.28 for the three months and year ended June 30, 2012.

“Our fourth quarter and fiscal 2012 results validate our leadership position in gaming technology innovation,” said Richard M. Haddrill, the Company’s Chief Executive Officer.  “This innovation leadership and visibility into further growth opportunities for all of our businesses for fiscal 2013 and beyond is tremendously encouraging.”

“During our fourth quarter we established a number of company records for revenues and profitability, prudently accrued $10 million for several legal matters, and purchased another $73 million of our common stock, bringing the total during fiscal 2012 to 3.9 million shares for $155 million at $40.06 per share,” said Neil Davidson, the Company’s Chief Financial Officer.  “Since June 30, 2012, we purchased an additional $33 million worth of stock.”

As of today, the Company has approximately $58 million available under its Board-authorized share repurchase plan.  Additionally, the Company’s leverage ratio remains comfortably below 2.0 times, which leaves the Company’s share repurchases unrestricted under the terms of its credit agreement.  This quarter represented the 19th consecutive quarter the Company has repurchased shares.

“We increased the Cash Connection wide-area progressive (“WAP”) installed base by almost 500 units in the fourth quarter including additional installations of GREASE™ and the recently launched Michael Jackson King of Pop™ to much-deserved excitement from the marketplace,” said Ramesh Srinivasan, the Company’s President and Chief Operating Officer.  “Total new gaming devices sold was the strongest it has been in 13 quarters, and in late July we went live with our first VLTs in Italy.  We are particularly excited about this October’s Global Gaming Expo, where we will showcase new branded WAP titles, additional content for the Elite Bonusing Suite™, and several new titles for sale and rental on the ALPHA 2™ platform.”

Bally Technologies, Inc. Reports Fiscal 2012 Results	Page - 2 of 7

Fiscal Year 2012 Highlights

	Three Months Ended June 30,				Year Ended June 30,
	2012	% Rev	2011	% Rev	2012	% Rev	2011	% Rev
	(dollars in millions, except per share amounts)
Revenues:
Gaming Equipment	$96.8	39%	$72.7	34%	$310.7	35%	$246.6	33%
Gaming Operations	93.7	38%	82.3	39%	357.4	41%	318.6	42%
Systems	55.3	23%	58.7	27%	211.7	24%	193.0	25%
Total revenues	$245.8	100%	$213.7	100%	$879.8	100%	$758.2	100%

Gross Margin:
Gaming Equipment (1)	$44.8	46%	$30.9	43%	$139.8	45%	$112.1	45%
Gaming Operations	67.1	72%	59.3	72%	257.7	72%	229.8	72%
Systems (1)	40.9	74%	42.9	73%	155.9	74%	142.6	74%
Total gross margin	$152.8	62%	$133.1	62%	$553.4	63%	$484.5	64%

Selling, general and administrative (2)	$62.7	26%	$60.6	28%	$245.0	28%	$225.0	30%
Research and development costs	25.6	10%	23.3	11%	96.2	11%	88.1	12%
Loss contingency accrual	10.0	4%	—	—	10.0	1%	—	—
Depreciation and amortization	5.7	2%	5.3	2%	22.8	3%	19.9	3%
Operating income	$48.8	20%	$43.9	21%	$179.4	20%	$151.5	20%

Adjusted EBITDA	$81.8		$67.0		$282.5		$242.9

Diluted EPS	$0.61		$0.51		$2.28		$1.82
Non-GAAP EPS	$0.78		$0.51		$2.45		$1.82

(1)          Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

(2)          Selling, general and administrative expenses for the year ended June 30, 2012 includes a $1.8 million impairment on notes receivable related to development financing.

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
Operating Statistics
New gaming devices	5,322	3,829	16,504	13,537
New unit Average Selling Price (“ASP”)	$ 17,182	$ 16,719	$ 17,044	$ 15,832

			As of June 30,
			2012	2011
End-of-period installed base:
Linked progressive systems			1,792	1,059
Rental and daily-fee games			14,890	14,315
Lottery systems			11,718	8,350
Centrally determined systems			47,633	50,754

Bally Technologies, Inc. Reports Fiscal 2012 Results	Page - 3 of 7

Highlights of Certain Results for the Three Months Ended June 30, 2012

Overall

•                  Total revenue increased 15 percent to a record $246 million as compared with $214 million last year.

•                  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including share-based compensation), a non-GAAP financial measure, increased 22 percent to a record $82 million as compared with $67 million last year.

•                  Selling, general and administrative expenses (“SG&A”) declined to 26 percent of total revenues from 28 percent last year.  SG&A increased $2 million primarily due to an increase in payroll to support key new markets.

•                  Research and development expenses (“R&D”) decreased to 10 percent of total revenues compared to 11 percent last year, with revenues continuing to grow faster than R&D expense growth, as past R&D efforts continue to pay off with increased product acceptance among our customer base.

•                  Operating income increased 11 percent to $49 million compared with $44 million last year.  Operating margin decreased to 20 percent from 21 percent last year.  The current period includes a loss contingency of $10 million related to the potential outcome of certain legal matters.

•                  Non-GAAP EPS increased 53 percent to $0.78 from $0.51 last year.  Diluted EPS increased 20 percent to $0.61 from $051 last year.

Gaming Equipment

•                  Revenues increased 33 percent to $97 million as compared with $73 million last year, driven by higher unit sales from both replacement and new casino openings and an increase in ASP.

•                  ASP of new gaming devices increased 3 percent to $17,182 per unit from $16,719 last year, primarily as a result of the mix of Pro Series™ cabinets sold in the quarter.

•                  New-unit sales to international customers were 22 percent of total new-unit shipments.

•                  Gross margin increased to 46 percent from 43 percent last year, primarily due to mix and cost reductions on certain models of the Pro Series line of cabinets.

Gaming Operations

•                  Revenues increased 14 percent to a record $94 million as compared with $82 million last year, driven primarily by 72 percent growth in the installed base of WAP games, as well as the placement of games at Resorts World Casino New York City which opened in late calendar 2011.

•                  Gross margin remained constant at 72 percent.

Systems

•                  Revenues decreased 6 percent to $55 million as compared with $59 million last year.

•                  Maintenance revenues increased 15 percent to $20 million as compared with $17 million last year.

•                  Gross margin increased to 74 percent from 73 percent last year, primarily as a result of the change in mix of products.  Specifically, hardware sales were 29 percent of systems revenues, and software and service sales were 35 percent, as compared to 42 percent for hardware and 29 percent for software and services in the same period last year.

Highlights of Certain Results for the Fiscal Year Ended June 30, 2012

Overall

•                  Total revenue increased 16 percent to a record $880 million as compared with $758 million last year.

•                  Adjusted EBITDA increased 16 percent to a record $282 million as compared with $243 million last year.

•                  SG&A declined to 28 percent of total revenues from 30 percent last year.  SG&A increased $20 million primarily due to increases in payroll, regulatory, and other infrastructure expenses to support key new markets and includes a $1.8 million impairment on notes receivable related to development financing.

Bally Technologies, Inc. Reports Fiscal 2012 Results	Page - 4 of 7

•                  R&D decreased to 11 percent of total revenues as compared with 12 percent last year, with revenues growing faster than R&D expense growth, as past R&D efforts begin to pay off with increased product acceptance among our customer base.

•                  Operating income increased 18 percent to a record $179 million compared with $152 million last year.  Operating margin remained constant at 20 percent.  The current period includes a loss contingency of $10 million related to the potential outcome of certain legal matters.

•                  Non-GAAP EPS increased 35 percent to $2.45 from $1.82 last year.  Diluted EPS increased 25 percent to $2.28 from $1.82 last year.

Gaming Equipment

•                  Revenues increased 26 percent to $311 million as compared with $247 million last year, driven by higher unit sales and ASP.

•                  ASP of new gaming devices increased 8 percent to a record $17,044 per unit from $15,832 last year, primarily as a result of the mix of Pro Series cabinets sold in the year and an increase in ASP from international sales.

•                  New-unit sales to international customers were 26 percent of total new-unit shipments.

•                  Gross margin remained constant at 45 percent.

Gaming Operations

•                  Revenues increased 12 percent to a record $357 million as compared with $319 million last year, driven by 72 percent growth in the installed base of WAP games, as well as the placement of games at Resorts World Casino New York City which opened in late 2011.

•                  Gross margin remained constant at 72 percent.

Systems

•                  Revenues increased 10 percent to $212 million as compared with $193 million last year.

•                  Maintenance revenues increased 15 percent to a record $75 million as compared with $65 million last year.

•                  Gross margin remained constant at 74 percent.

Fiscal 2013 Business Update

The Company initiates fiscal 2013 guidance for Diluted EPS of $2.95 to $3.30.  This guidance anticipates continued year-over-year growth in each of game sales, gaming operations, and system revenues.  The Company currently anticipates an increase in the placement of its premium games, particularly WAP, an increase in the number of gaming devices sold with continued margin improvements on game sales, and continued growth in its systems business.  This guidance assumes an effective tax rate between 38 percent and 39 percent compared to 38.6 percent in fiscal 2012.

The Company has provided this range of earnings guidance for fiscal 2013 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital-market conditions, the market for gaming devices and systems, changes in gaming legislation, the timing of new jurisdictions and casino openings, the timing and completion of new systems installations, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company does not intend and undertakes no obligation to update its forward-looking statements, including forecasts, potential opportunities for growth in new and existing markets, and future prospects for proposed new products.  Accordingly, the Company does not intend to update guidance during the quarter.  Additional information about the factors that could potentially affect the Company’s financial results included in today’s press release can be found in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Bally Technologies, Inc. Reports Fiscal 2012 Results	Page - 5 of 7

Non-GAAP Financial Measures

The following table reconciles the Company’s net income attributable to Bally Technologies, Inc., as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in 000s)
Income from continuing operations, net of tax	$26,521	$25,456	$101,148	$98,666
Loss contingency accrual	10,000	—	10,000	—
Loss on extinguishment of debt	—	4,119	—	4,119
Interest expense, net	2,620	1,755	12,157	7,024
Income tax expense	19,295	12,899	63,549	45,182
Depreciation and amortization	20,128	19,497	81,453	74,980
Share-based compensation	3,186	3,307	14,172	12,907
Adjusted EBITDA	$81,750	$67,033	$282,479	$242,878

Adjusted EBITDA is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way, and the Company’s presentation may be different from those presented by other companies.

The following table reconciles the Company’s Diluted EPS, as determined in accordance with GAAP, to non-GAAP EPS:

	Three Months Ended		Year Ended
	June 30,		June 30,
	2012	2011	2012	2011
Diluted EPS	$0.61	$0.51	$2.28	$1.82
Loss contingency accrual, net of tax	0.17	—	0.17	—
Non-GAAP EPS	$0.78	$0.51	$2.45	$1.82

Non-GAAP EPS is a supplemental non-GAAP financial measure that the Company’s management believes more accurately reflects the Company’s operating results for the periods presented.  Non-GAAP EPS should not be considered an alternative to Diluted EPS as determined in accordance with GAAP.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference-call dial-in number is 866-783-2137 or 857-350-1596 (International); passcode “Bally”.  The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at BallyTech.com until September 16, 2012.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced technology-based gaming devices and systems worldwide, as well as interactive and mobile solutions.  Bally’s product line includes reel-spinning slot machines, video slot machines, wide-area progressives, and Class II, lottery, and central determination games and platforms.  Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions.  Additional Company information, including the Company’s investor presentation, can be found at BallyTech.com. Connect with Bally on Facebook, Twitter, YouTube and LinkedIn.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking-statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements. The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —

Michael Jackson – ©2012 Triumph International, Inc. under license from Bravado Merchandising. All rights reserved. GREASE – ©2012 Paramount Pictures. All Rights Reserved.

Bally Technologies, Inc. Reports Fiscal 2012 Results	Page - 6 of 7

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED JUNE 30, 2012 AND 2011

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011

	(in 000’s, except per share amounts)
Revenues:
Gaming equipment and systems	$152,080	$131,398	$522,342	$439,534
Gaming operations	93,715	82,282	357,417	318,621
	245,795	213,680	879,759	758,155
Costs and expenses:
Cost of gaming equipment and systems (1)	66,416	57,574	226,636	184,836
Cost of gaming operations	26,573	23,000	99,680	88,820
Selling, general and administrative	62,753	60,672	245,043	225,033
Research and development costs	25,581	23,254	96,182	88,086
Loss contingency accrual	10,000	—	10,000	—
Depreciation and amortization	5,686	5,266	22,775	19,845
	197,009	169,766	700,316	606,620
Operating income	48,786	43,914	179,443	151,535
Other income (expense):
Interest income	1,526	1,344	5,221	4,960
Interest expense	(4,146)	(3,099)	(17,378)	(11,984)
Loss on extinguishment of debt	—	(4,119)	—	(4,119)
Other, net	(568)	371	(2,827)	3,001
Income from continuing operations before income taxes	45,598	38,411	164,459	143,393
Income tax expense	(19,295)	(12,899)	(63,549)	(45,182)
Income from continuing operations	26,303	25,512	100,910	98,211
Loss on sale of discontinued operations, net of tax	—	—	—	(403)
Net income	26,303	25,512	100,910	97,808
Less net income (loss) attributable to non-controlling interests	(218)	56	(238)	(455)
Net income attributable to Bally Technologies, Inc.	$26,521	$25,456	$101,148	$98,263
Basic earnings per share attributable to Bally Technologies, Inc.:

Income from continuing operations	$0.63	$0.53	$2.35	$1.90
Loss on sale of discontinued operations	—	—	—	(0.01)
Basic earnings per share	$0.63	$0.53	$2.35	$1.89

Diluted earnings per share attributable to Bally Technologies, Inc.:

Income from continuing operations	$0.61	$0.51	$2.28	$1.82
Loss on sale of discontinued operations	—	—	—	(0.01)
Diluted earnings per share	$0.61	$0.51	$2.28	$1.81

Weighted average shares outstanding:
Basic	42,238	47,865	42,985	51,960
Diluted	43,607	50,093	44,420	54,420
Amounts attributable to Bally Technologies, Inc.:
Income from continuing operations, net of tax	$26,521	$25,456	$101,148	98,666
Loss on sale of discontinued operations, net of tax	—	—	—	(403)
Net income	$26,521	$25,456	$101,148	98,263

(1)          Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

Bally Technologies, Inc. Reports Fiscal 2012 Results	Page - 7 of 7

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2012 AND 2011

	June 30, 2012	June 30, 2011

	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$32,673	$66,425
Restricted cash	13,645	8,419
Accounts and notes receivable, net of allowances for doubtful accounts of $14,073 and $11,059	264,842	235,246
Inventories	75,066	68,634
Prepaid and refundable income tax	13,755	36,332
Deferred income tax assets	42,822	29,318
Deferred cost of revenue	17,615	13,795
Prepaid assets	13,061	10,524
Other current assets	6,980	4,984
Total current assets	480,459	473,677
Restricted long-term investments	12,171	12,485
Long-term accounts and notes receivables, net of allowances for doubtful accounts of $3,029 and $507	55,786	46,659
Property, plant and equipment, net	30,667	33,266
Leased gaming equipment, net	121,151	96,691
Goodwill	171,971	162,110
Intangible assets, net	39,166	34,865
Deferred income tax assets	7,409	12,120
Income tax receivable	12,041	10,972
Deferred cost of revenue	16,542	23,193
Other assets, net	23,104	21,356
Total assets	$970,467	$927,394
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,414	$38,411
Accrued and other liabilities	79,156	58,295
Customer deposits	6,154	4,930
Jackpot liabilities	11,682	11,894
Deferred revenue	46,314	28,900
Income tax payable	12,226	3,033
Current maturities of long-term debt	17,091	15,153
Total current liabilities	214,037	160,616
Long-term debt, net of current maturities	494,375	500,250
Deferred revenue	26,715	34,788
Other income tax liability	13,922	9,321
Other liabilities	23,943	7,827
Total liabilities	772,992	712,802
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $.10 par value; 100,000,000 shares authorized; 63,150,000 and 61,541,000 shares issued and 42,102,000 and 44,397,000 outstanding	6,309	6,149
Treasury stock at cost, 21,048,000 and 17,144,000 shares	(790,633)	(634,268)
Additional paid-in capital	489,002	442,713
Accumulated other comprehensive loss	(13,477)	(3,064)
Retained earnings	504,895	401,363
Total Bally Technologies, Inc. stockholders’ equity	196,108	212,905
Noncontrolling interests	1,367	1,687
Total stockholders’ equity	197,475	214,592
Total liabilities and stockholders’ equity	$970,467	$927,394